Exhibit 99.1

Virtusa Announces First Quarter 2018 Consolidated Financial Results

•                  First quarter fiscal 2018 revenue of $227.3 million increased 0.6% sequentially and 10.6% year-over-year.

•                  First quarter fiscal 2018 GAAP diluted EPS was $0.10. Non-GAAP diluted EPS was $0.25, up 39% year-over-year.

•                  Purchased $27.3 million of shares under previously disclosed share buyback program.

•                  Raj Rajgopal appointed President Digital Business Strategy to expand Virtusa’s addressable market in digital.

•                  Samir Dhir, appointed President of Virtusa, assumes leadership of BFS and ETS industry groups.

Westborough, MA — (August 8, 2017) Virtusa Corporation (NASDAQ GS: VRTU), a global business consulting and IT outsourcing company that accelerates business outcomes for its clients, today reported consolidated financial results for the first quarter fiscal 2018, ended June 30, 2017.

First Quarter Fiscal 2018 Consolidated Financial Results

Revenue for the first quarter of fiscal 2018 was $227.3 million, an increase of 0.6% sequentially and 10.6% year-over-year.  On a constant currency basis, (1) first quarter revenue was flat sequentially and increased 12.7% year-over-year.

Virtusa reported GAAP income from operations of $6.1 million for the first quarter of fiscal 2018, compared to income from operations of $10.2 million for the fourth quarter of fiscal 2017 and a loss from operations of $1.8 million for the first quarter of fiscal 2017.

On a GAAP basis, net income available to common shareholders for the first quarter of fiscal 2018 was $3.0 million, or $0.10 per diluted share, compared to $10.5 million, or $0.34 per diluted share, for the fourth quarter of fiscal 2017, and a net loss of $6.3 million, or $(0.21) per diluted share, for the first quarter of fiscal 2017.

Non GAAP Results:

Non-GAAP income from operations, which excludes stock-based compensation expense, restructuring charges and acquisition related charges, was $13.4 million for the first quarter of fiscal 2018, compared to $18.8 million for the fourth quarter of fiscal 2017 (2), and $7.7 million for the first quarter of fiscal 2017.

Non-GAAP net income available to common shareholders, which excludes stock-based compensation expense, restructuring charges, acquisition related charges, and foreign currency transaction gains and losses, each net of tax, for the first quarter of fiscal 2018 was $7.4 million, or $0.25 per diluted share, compared to $12.9 million, or $0.43 per diluted share (3), for the fourth quarter of fiscal 2017 (2), and $5.3 million, or $0.18 per diluted share, for the first quarter of fiscal 2017.

Balance Sheet and Cash Flow

The Company ended the first quarter of fiscal 2018 with $235.1 million of cash, cash equivalents, and short-term and long-term investments (4).  Cash flow from operations was $1.1 million for the first quarter of fiscal 2018.  In the first quarter of fiscal 2018, Virtusa repurchased 947,706 shares of its common stock at an average price of $28.80 for a total of $27.3 million.

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “We are pleased with our first quarter fiscal 2018 results and the momentum we are building in our business.  We are announcing key changes to our organizational model that will help us further position Virtusa for above-industry growth.  Raj Rajgopal has been appointed President, Digital Business Strategy, and in his new role will lead our efforts to build our digital business strategy offerings.  Samir Dhir has been appointed President of Virtusa, and will assume leadership of our Banking and Financial Services (BFS) and Enterprise Technology & Solutions (ETS) industry groups. I want to congratulate both Samir and Raj on their recent appointments. I firmly believe these organizational changes, combined with the investments we have made to expand our addressable market, position Virtusa well for long-term success.”

Ranjan Kalia, Chief Financial Officer, said, “FY 2018 is off to a solid start as we delivered Q1 revenue at the high end of our guidance range and operating margins at the midpoint of our expectations.  Non-GAAP EPS came in below the midpoint of guidance primarily due to non-operating income line items.  We are pleased to raise the midpoint of our fiscal 2018 revenue guidance, which includes strong sequential growth in the second quarter.  Lastly, I look forward to working closely with Raj and Samir in their new roles and intensifying our efforts to realize sustainable cost synergies.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  Second quarter fiscal 2018 revenue is expected to be in the range of $236.5 to $241.5 million. GAAP diluted EPS is expected to be in the range of $0.14 to $0.20. Non-GAAP diluted EPS is expected to be in the range of $0.32 to $0.38.

•                  Fiscal year 2018 revenue is expected to be in the range of $940.0 to $960.0 million. GAAP diluted EPS is expected to be in the range of $0.78 to $0.96. Non-GAAP diluted EPS is expected to be in the range of $1.45 to $1.63.

•                  Virtusa anticipates a total restructuring charge of $1.5 million in the second and third fiscal quarters of 2018 related to resource optimization initiatives. This charge is reflected in the current second quarter and full year GAAP EPS guidance, and not included in Non-GAAP EPS guidance.

In accordance with US GAAP, Virtusa will be applying the if-converted method to its newly issued convertible preferred shares when reporting its fiscal year 2018 results. The if-converted method is used to calculate the share impact of convertible securities.  Under this method, only when the convertible securities are considered dilutive are they then included in the computation of weighted average shares outstanding in our reported results and full year guidance.

•                  First quarter GAAP and Non-GAAP EPS were calculated by including the impact of dividends and accretion on the convertible preferred shares in net income available to common stockholders and excluding the impact of the convertible preferred shares from the weighted average shares

•                  GAAP EPS guidance was calculated under the assumption that these convertible securities will not be dilutive until the fiscal fourth quarter 2018.  Hence, when calculating EPS, dividends and accretion on the convertible preferred shares have been deducted from net income available to common stockholders and the convertible preferred shares have been excluded from weighted average shares outstanding.

•                  Non-GAAP EPS guidance was calculated by excluding the impact of dividends and accretion on the convertible preferred shares from net income available to common stockholders and including the impact of the convertible preferred shares in the weighted average shares outstanding, as the Company expects these convertible preferred shares to be dilutive on a non-GAAP basis.

The Company’s second quarter and fiscal year 2018 diluted GAAP EPS estimates are based on average share counts of approximately 29.8 million and 30.8 million, respectively, (assuming no further exercises of stock-based awards). The Company’s second quarter and fiscal year 2018 diluted Non-GAAP EPS estimates are based on average share counts of approximately 32.8 million and 32.3 million, respectively, (assuming no further exercises of stock-based awards). GAAP and Non-GAAP average share counts assume a stock price of $33.08, which was derived from the average closing price of the Company’s stock over the five trading days ended on August 4, 2017.  Deviations from this stock price may cause actual diluted EPS to vary based on share dilution from Virtusa’s stock-based awards.

Conference Call and Webcast

Virtusa will host a conference call today, August 8, 2017 at 8:00 a.m. Eastern Time to discuss the Company’s first quarter fiscal 2018 financial results, current financial guidance, and other corporate developments. To access this call, please dial 888-857-6930 (domestic) or 719-457-2630 (international). The passcode is 3693710. A replay of this conference call will be available through August 15, 2017 at 844-512-2921 (domestic) or 412-317-6671 (international).  The replay passcode is 3693710.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a global provider of information technology (IT) consulting and outsourcing services that accelerate business outcomes for Global 2000 companies and leading software vendors in banking and financial services, insurance, healthcare, telecommunications, technology, and media & entertainment.

Virtusa helps CXOs address the dual challenge of growing revenues while improving IT cost efficiencies. Virtusa’s digital transformation & innovation (DTi) solutions enable clients to reimagine the customer experience, accelerate revenue growth and create lasting business value. The company’s operational excellence (OE) solutions help clients reduce risk, improve operational efficiencies, and lower IT costs.

Virtusa delivers services across the IT lifecycle, including consulting, solution design, technology selection, implementation, testing, and maintenance, including infrastructure support. With a strong heritage in software engineering, Virtusa is highly qualified to both develop and maintain software, using a proven platforming methodology and advanced Agile and Accelerated Solution Design techniques to reliably deliver results on time and within budget.

Holding a proven record of success across industries, Virtusa readily understands its clients’ business challenges and uses its domain expertise to deliver distinctive, differentiated and innovative applications of technology to address its clients’ critical business challenges. Examples include building the world’s largest P&C claims modernization program; one of the largest corporate customer portals for a premier global bank; an order to cash implementation for a multinational telecommunications provider; and digital transformation initiatives for media and banking companies.

Through the acquisition of a majority interest in Polaris Consulting Services Ltd. in March 2016, Virtusa has created a robust platform to provide end-to-end solutions and services in banking and financial services, strengthening its positioning as a top, global FinTech services provider.

Virtusa Corporation is headquartered in Massachusetts and has 50 offices across North America, Europe and Asia.

Polaris Consulting & Services is a subsidiary of Virtusa Corporation. Copyright © 2017 Virtusa Corporation. All Rights Reserved.

Non-GAAP Financial Information

This press release includes certain Non-GAAP financial measures as defined by Regulation G by the Securities and Exchange Commission. These Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures should be read in conjunction with Virtusa’s financial statements prepared in accordance with GAAP.

Virtusa believes the following financial measures will provide additional insights to measure the operational performance of the business.

•                  Virtusa presents constant currency revenue growth rates to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote 1).

•                  Virtusa presents a reconciliation of its cash, cash equivalents, short term and long term investments which Virtusa believes provides insight into its cash position and overall liquidity (see footnote 4).

•                  Virtusa also presents the following consolidated statement of income measures that exclude acquisition-related charges, restructuring charges, stock-based compensation expense, foreign currency transaction gains and losses, and the tax impact of dividends received from foreign subsidiaries to provide further insights into the comparison of Virtusa’s operating results among the periods:

•                  Non-GAAP income from operations: income (loss) from operations, as reported on Virtusa’s consolidated statements of income (loss), excluding stock-based compensation expense, acquisition-related charges and restructuring charges.

•                  Non-GAAP operating margin: Non-GAAP income from operations as a percentage of reported revenues.

•                  Non-GAAP net income available to common stockholders: net income (loss) available to common stockholders, as reported on Virtusa’s consolidated statements of income excluding stock-based compensation, acquisition-related charges, restructuring charges, and foreign currency transaction gains and losses, each net of tax, and the tax impact of dividends received from foreign subsidiaries.

•                  Non-GAAP diluted earnings per share: diluted earnings (loss) per share, as reported on Virtusa’s consolidated statements of income (loss) excluding the per share impact of stock-based compensation, acquisition-related charges, restructuring charges, and foreign currency transaction gains and losses, each net of tax, and the per share tax impact of dividends received from foreign subsidiaries.

The following table presents a reconciliation of each Non-GAAP financial measure to the most comparable GAAP measure:

	(in thousands, except per share amounts)
	Three Months Ended June 30,
	2017	2016
GAAP income (loss) from operations	$6,070	$(1,848)
Add: Stock-based compensation expense	4,788	6,133
Add: Acquisition-related charges and restructuring charges(a)	2,509	3,424
Non-GAAP income from operations	$13,367	$7,709

GAAP operating margin	2.7%	-0.9%
Effect of above adjustments to income from operations	3.2%	4.7%
Non-GAAP operating margin	5.9%	3.8%

GAAP net income (loss) available to Virtusa common stockholders	$2,957	$(6,256)
Add: Stock-based compensation expense	4,788	6,133
Add: Acquisition-related charges and restructuring charges(a)	2,509	3,424
Add: Foreign currency transaction (gains) losses(b)	77	3,580
Tax adjustments(c)	(2,522)	(1,397)
Noncontrolling interest, net of taxes (d)	(366)	(199)
Non-GAAP net income available to Virtusa common stockholders	$7,443	$5,285

GAAP diluted earnings (loss) per share	$0.10	$(0.21)
Effect of stock-based compensation expense	0.16	0.21
Effect of acquisition-related charges and restructuring charges(a)	0.08	0.11
Effect of foreign currency transaction (gains) losses(b)	—	0.12
Effect of tax adjustments’(c)	(0.08)	(0.04)
Effect of noncontrolling interest (d)	(0.01)	(0.01)
Non-GAAP diluted earnings per share (e)	$0.25	$0.18

GAAP Weighted average shares outstanding, Basic (f)	30,251,150	29,486,287
Series A Convertible Preferred Stock as converted(f)	—	—
Non-GAAP Weighted average shares outstanding, Basic (f)	30,251,150	29,486,287

(a) Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, acquisition-related retention bonuses, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses consisting of outside professional and consulting services and direct and incremental travel costs.  Restructuring charges, when applicable, include termination benefits, as well as certain professional fees related to the restructuring. The following table provides the details of the acquisition-related charges and restructuring charges:

	Three Months Ended June 30,
	2017	2016
Amortization of intangible assets	$2,509	$2,370
Acquisition & integration costs	$—	$1,054
Total	$2,509	$3,424

(b) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(c) Tax adjustments reflect the tax effect of the non-GAAP adjustments using the tax rates at which these adjustments are expected to be realized for the respective periods.

(d) Noncontrolling interest represents the minority shareholders interest of Polaris

(e) Non-GAAP diluted earnings per share is subject to rounding

(f) During the three months ended June 30, 2017, the weighted average shares outstanding of Series A Convertible Preferred Stock of 1,912,088 were excluded from the calculations of both GAAP and non-GAAP diluted earnings per share as their effect would have been anti-dilutive using the if-converted method.

Footnotes

(1) To determine sequential revenue change in constant currency for the Company’s first quarter of fiscal 2018, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended March 31, 2017, rather than the actual exchange rate in effect for the three months ended June 30, 2017.  To determine year-over-year revenue change in constant currency for the Company’s first quarter of fiscal 2018, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended June 30, 2016, rather than the actual exchange rate in effect for the three months ended June 30, 2017. The average exchange rates for the three months ended June 30, 2016, March 31, 2017, and June 30, 2017 are presented in the following table:

Average U.S. Dollar Exchange Rate

For the Three Months Ended

	June 30, 2016	March 31, 2017	June 30, 2017
GBP	1.43	1.24	1.28
Euro	1.13	1.07	1.11
SEK	0.12	0.11	0.11

(2) A reconciliation of each Non-GAAP financial measure to the most comparable GAAP measure for the fourth quarter of fiscal 2017 is contained in our Press Release as filed on Form 8-K on May 16, 2017.

(3) Non-GAAP net income and net income per diluted share exclude the tax impact of dividends received from foreign subsidiaries in the fourth quarter of fiscal 2017.

(4) The Company considers the measure of cash, cash equivalents, short-term and long-term investments to be an important indicator of the Company’s overall liquidity. All of the Company’s investments are classified as available-for-sale, including the Company’s long-term investments which consist of fixed income securities, including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

(5) On March 3, 2016 Virtusa acquired a majority interest in Polaris. In accordance with US GAAP, Polaris financial results for the quarter ending June 30, 2017 and assets and liabilities as of that date have been consolidated in full into Virtusa’s financial statements.  Net assets attributable to ownership in Polaris by minority shareholders (Non-controlling Interest) in our Consolidated Balance Sheets was $89.2 million at June 30, 2017. Profit attributable to minority shareholders (Non-controlling Interest) in the Consolidated Statements of Income was $1.0 million on a GAAP basis and $1.4 million on a non-GAAP basis for the quarter ending June 30, 2017.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, the benefits of Virtusa’s organizational changes, management’s forecast of financial performance, the growth of our business and management’s plans, objectives, and strategies. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation:  Virtusa’s failure to realize the intended benefits of the Orogen convertible preferred stock financing, the inability to pay cash dividends on the convertible preferred stock, thus increasing the dilutive impact of the financing; the inability of Virtusa to redeem the convertible preferred stock at maturity, if there has been no conversion event prior to maturity;  Virtusa’s failure to realize the intended benefits of the Polaris acquisition, including the inability to integrate Virtusa’s and Polaris’ business and operations or the inability to realize the anticipated synergies and revenues or growth rates in the expected amounts or within the anticipated time frames or cost expectations or at all; the possibility that Virtusa’s current or future estimated combined or standalone guidance may differ materially from expectations; the ability of Virtusa to manage an Indian public company; Virtusa incurring unexpected costs or liabilities in connection with the Polaris acquisition; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from acquisition related charges; increase in client or employee attrition due to the Polaris acquisition; inability of Virtusa to service the term loan incurred by Virtusa to acquire Polaris or to maintain compliance with certain financial covenants under the loan facility; Virtusa’s ability to integrate the operations of, and achieve expected synergies and operating efficiencies in connection with, acquired businesses; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from previous acquisitions; Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar, the U.K pound sterling, the Swedish krona, and the euro; the international nature of our business; restrictions on immigration or changes in immigration laws; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa’s ability to expand its business or effectively manage growth; Virtusa’s ability to sustain profitability or maintain profitable engagements; increasing competition in the IT services outsourcing industry; Virtusa’s ability to attract and retain clients and meet their expectations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas and Virtusa’s ability to comply with changing or complex laws and maintain effective internal controls to ensure ongoing compliance; the loss of any key member of Virtusa’s senior management team, political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; and the volatility of the market price of Virtusa’s common stock. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30, 2017	March 31, 2017
Assets:
Cash and cash equivalents	$153,979	$144,908
Short-term investments	62,432	72,028
Accounts receivable, net	146,960	135,453
Unbilled accounts receivable	56,056	66,122
Prepaid expenses	35,704	32,751
Restricted cash	262	174
Other current assets	32,884	28,806
Total current assets	488,277	480,242

Property and equipment, net	118,633	118,890
Investments accounted for using equity method	1,710	1,708
Long-term investments	18,655	20,057
Deferred income taxes	23,543	23,093
Goodwill	211,949	211,089
Intangible assets, net	56,778	58,361
Other long-term assets	9,147	9,980
Total assets	$928,692	$923,420

Liabilities:
Accounts payable	$22,178	$20,514
Accrued employee compensation and benefits	43,583	52,582
Deferred revenue	9,780	7,479
Accrued expenses and other	35,314	33,251
Current portion of long-term debt	—	8,870
Income taxes payable	3,811	3,066
Total current liabilities	114,666	125,762
Deferred income taxes	25,396	26,682
Long-term debt, less current portion	104,869	176,722
Long-term liabilities	10,209	9,238
Total liabilities	255,140	338,404

Series A Convertible Preferred Stock	106,872	—

Virtusa stockholders’ equity	477,434	497,032
Noncontrolling interest	89,246	87,984
Stockholders’ equity	566,680	585,016
Total liabilities and stockholders’ equity	$928,692	$923,420

Virtusa Corporation and Subsidiaries

 Consolidated Statements of Income (Loss)

(In thousands except share and per share amounts, unaudited)

	Three Months Ended
	June 30,
	2017	2016

Revenue	$227,345	$205,471
Costs of revenue	166,279	153,560
Gross profit	61,066	51,911
Total operating expenses	54,996	53,759

Income (loss) from operations	6,070	(1,848)

Other income (expense):
Interest income	1,005	1,294
Interest expense	(1,658)	(1,845)
Foreign currency transaction losses	(77)	(3,580)
Other, net	105	6
Total other expense	(625)	(4,125)

Income (loss) before income tax expense (benefit)	5,445	(5,973)
Income tax expense (benefit)	798	(463)
Total net income (loss)	4,647	(5,510)
Less: Net income attributable to noncontrolling interests, net of tax	989	746
Net income (loss) available to Virtusa stockholders	3,658	$(6,256)
Less: Series A Convertible Preferred Stock dividend and accretion	701	—
Net income (loss) available to Virtusa common stockholders	2,957	$(6,256)

Basic earnings (loss) per share	$0.10	$(0.21)
Diluted earnings (loss) per share	$0.10	$(0.21)
Weighted average number of common shares outstanding
Basic	29,651,602	29,486,287
Diluted	30,251,150	29,486,287

Virtusa Corporation and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands, unaudited)

	Three Months Ended
	June 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$4,647	$(5,510)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,643	6,188
Share-based compensation expense	4,788	6,133
Provision for doubtful accounts, net	411	(5)
Gain on disposal of property and equipment	(8)	(77)
Foreign currency transaction losses, net	77	3,580
Amortization of discounts and premiums on investments	93	96
Amortization of debt issuance cost	284	283
Net changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	(4,832)	7,289
Prepaid expenses and other current assets	(2,667)	(296)
Other long-term assets	(179)	4,579
Accounts payable	1,358	(4,266)
Accrued employee compensation and benefits	(9,424)	(16,202)
Accrued expenses and other current liabilities	3,135	(5,771)
Income taxes payable	(2,648)	(7,433)
Other long-term liabilities	(614)	(3,039)
Net cash provided by (used in) operating activities	1,064	(14,451)
Cash flows from investing activities:
Proceeds from sale of property and equipment	30	246
Purchase of short-term investments	(8,867)	(19,333)
Proceeds from sale or maturity of short-term investments	29,002	39,639
Purchase of long-term investments	(8,753)	(6,259)
Proceeds from sale or maturity of long-term investments	—	800
(Increase) decrease in restricted cash	(163)	91,767
Business acquisition, net of cash acquired	(600)	(2,606)
Purchase of property and equipment	(3,044)	(3,278)
Net cash provided by investing activities	7,605	100,976
Cash flows from financing activities:
Proceeds from exercise of common stock options	1,629	476
Proceeds from exercise of subsidiary stock options	142	257
Payment of debt	(81,000)	(2,500)
Payments of withholding taxes related to net share settlements of restricted stock	(1,416)	(2,276)
Series A Convertible Preferred Stock proceeds, net of issuance costs of $1,154	106,846	—
Repurchase of common stock	(27,319)	—
Payment of contingent consideration related to acquisition	—	(830)
Acquisition of noncontrolling interest	—	(89,147)
Principal payments on capital lease obligation	(31)	(43)
Net cash used in by financing activities	(1,149)	(94,063)
Effect of exchange rate changes on cash and cash equivalents	1,551	(1,109)
Net increase (decrease) in cash and cash equivalents	9,071	(8,647)
Cash and cash equivalents, beginning of period	144,908	148,986
Cash and cash equivalents, end of period	$153,979	$140,339

Supplemental Non-GAAP Financial Information as of June 30, 2017 and 2016

Reconciliation to total cash and cash equivalents, short-term investments and long-term investments:

Cash and cash equivalents, end of period	$153,979	$140,339

Short-term investments	62,432	48,123
Long-term investments	18,655	19,398
Total short-term and long-term investments, end of period	81,087	67,521

Total cash and cash equivalents, short-term and long-term investments	$235,066	$207,860

Virtusa Corporation and Subsidiaries

Reconciliation of Non-GAAP Guidance**

	Three months ending		Fiscal Year ending
	Sep 30, 2017		March 31, 2018
	Low	High	Low	High

GAAP diluted earnings per share	$0.14	$0.20	$0.78	$0.96

Effect of stock-based compensation expense	0.12	0.12	0.48	0.48
Effect of acquistion related charges	0.06	0.06	0.24	0.24
Effect of foreign currency transaction (gains) losses	0.00	0.00	0.00	0.00
Preferred equity - If-convert treatment	0.00	0.00	(0.01)	(0.01)
Effect of noncontrolling interest	(0.01)	(0.01)	(0.04)	(0.04)
Non-GAAP diluted earnings per share	$0.32	$0.38	$1.45	$1.63

Weighted average diluted shares outstanding
- GAAP	29.8	29.8	30.8	30.8
- Non GAAP	32.8	32.8	32.3	32.3

** EPS impact is subject to rounding

Media Contact:

Greenough

Amy Legere, (617) 275-6517

alegere@greenough.biz

Investor Contact:

ICR

William Maina, 646-277-1236

william.maina@icrinc.com